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               BANK ONE, WEST VIRGINIA, NA   Tel 304 526 4200          EXHIBIT F
               Huntington                    Fax 304 526 4293
               1000 Fifth Avenue
               Post Office Box 179
               Huntington, WV 25706 0179

BANK ONE

January 30, 1995

Mr. Robert L. Shell, Jr.
5 Nichols Drive
Barboursville, WV  25504-1845

SUBJECT:  Personal Credit Facilities

Dear Mr. Shell:

Bank One, West Virginia, NA, Huntington is pleased to offer the following commitment to you. The terms and conditions of this commitment are as follows:

AMOUNT:

     Loan #1:  Up to $300,000.00
     Loan #2:  Up to $300,000.00
     Combined loan balances shall be the lesser of $600,000 or the amount paid for the stock mentioned below, plus $100,000.

PURPOSE:

     Loan #1: To facilitate the purchase of approximately 29,412 shares of Abigail Adams National Bancorp, Inc. stock. Total purchase price approximates $500,000.00.
     Loan #2: To facilitate the purchase of approximately 29,412 shares of Abigail Adams National Bancorp, Inc. stock ($200,000) and provide funds ($100,000) to refinance personal unsecured debt.

INTEREST RATE: Loan #1 and Loan #2:

     The interest accrual rate on the principal balance outstanding on both notes shall be Bank One Prime Rate plus one and one-half percent per annum (P + 1.50%) as that rate may change from time to time, said changes to occur on the date the Prime Rate changes.

REPAYMENT TERMS:

     Loan #1: This loan will be scheduled to mature one year from date of closing. At or before said maturity, and annually thereafter, Bank shall review loan for reaffirmation purposes. Said reaffirmation will be at the Bank's sole discretion.
     Loan #2: Shall be repaid in monthly principal and interest installments of $4,625 and shall mature five years from closing date with a balloon balance.

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Mr. Robert L. Shell, Jr.                                                  Page 2
January 30, 1995


COLLATERAL:

     Loan #1: To be secured by a first lien security interest in the purchased shares of Abigail Adams National Bancorp, Inc. A collateral maintenance agreement shall exist which would require borrower to maintain a 70% loan balance-to-market value of stock ratio. Loan #1 will be cross-collateralized with Loan #2.
     Loan #2: To be secured by a second lien Deed of Trust on Borrower's residence located at 5 Nichols Drive, Barboursville, West Virginia. This loan will be cross-collateralized with Loan #1.

OTHER CONDITIONS:

     A valid, binding agreement shall be entered into between Bank, Borrower and third party, acceptable to Bank, stipulating that in the even of default on either Loan #1 or Loan #2, the third party agrees to purchase the stock collateralizing the loans at the price Borrower paid for said stock. Said amount not to be less than an amount sufficient to reduce combined loan balances to $100,000. Borrower will then immediately apply the proceeds of said sale to Loan #1 and Loan #2 such that the remaining balance be no greater than $100,000 on Loan #2, and Loan #1 shall be fully paid. This agreement shall be subject to satisfactory review by Bank's counsel.

APPRAISAL:

     Bank shall receive an updated appraisal conducted by an appraiser acceptable to Bank on the residential real estate located at 5 Nichols Drive, Barboursville, West Virginia.

LEGAL OPINION:

     The Bank requires a legal opinion confirming that all documents and other matters pertaining to the loan are valid, enforceable, and binding in accordance with their terms and do no violate any laws. Bank also requires legal opinions stipulating that the Bank has valid lien positions on each piece of collateral as stated herein.

REPRESENTATION OF FACTS:

     This commitment is subject to the accuracy of all information, representatives and materials submitted with or in support of the application for the credit facilities.

ANNUAL STATEMENTS:

     Borrower is to submit annual personal financial statements by March 30 of each year. Borrower also agrees to submit copies of Federal Income Tax Returns 30 days after filing said return.

EXPENSES:

     All expenses associated with the closing of both loans are to be paid by Borrower. These expenses shall include, but are not limited to, attorney's fees (including fees of Bank's counsel for preparation or review of documents), recording fees, appraisal fees, etc.

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Mr. Robert L. Shell, Jr.                                                  Page 3
January 30, 1995


The loans will be evidenced by Promissory Notes, Security Agreements, Deed of Trust, and are subject to a more comprehensive loan agreement and any other documents deemed necessary by Bank and/or Bank's counsel.

This commitment is open for your acceptance until the close of business February 26, 1995. No change in the provisions of this commitment shall be binding unless in writing and executed by Borrower and in the name of and by an officer of the Bank. This commitment is for the sole benefit of Bank and Borrower and no third party may relay on this document. This commitment supersedes the Offer of Commitment dated January 17, 1995. To acknowledged your acceptance, please return a signed copy of this letter to my attention at the following address:
Bank One, West Virginia, NA, ATTN: Geoffrey S. Sheils, Vice President, P. O. Box 179, Huntington, WV 25706-0179. Upon receipt of signed letter, attorney and appraiser work will commence. We appreciate the opportunity to present this financial commitment to you and hope you find the terms and conditions acceptable.

Sincerely,

/s/ Geoffrey S. Sheils

Geoffrey S. Sheils
Vice President




The foregoing terms and conditions are hereby accepted and agreed to this 1st day of Feb, 1995.


                              /s/ Robert L. Shell, Jr.
                              -------------------------------------------------
                              Robert L. Shell, Jr.